Exhibit 10.50

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (“Agreement”), dated as of March 26, 2021 is by and among COMSovereign Holding Corp., a Nevada corporation (the “Purchaser”), RVision, Inc., a Nevada corporation (the “Company”), and each of Industrial Security Alliance Partners, Inc., a Nevada corporation and Halls of Valhalla, LLC, a Nevada limited liability company, individually a “Shareholder” and collectively the “Shareholders”).

RECITALS

A. Whereas, Company is engaged in the business of developing and providing optical and communication technology solutions and products for intelligence, surveillance and reconnaissance requirements in commercial and military applications.

B. The Company has 6,000,000 shares of common stock issued and outstanding (the “Company Shares”) all of which are held by the Shareholders as follows:

Shareholder Name	Shares	Percent
Industrial Security Alliance Partners, Inc.	3,750,000	62.50%
Valls of Valhalla, LLC	2,250,000	37.50%
TOTAL	6,000,000	100.00%

C. The Shareholders have agreed to transfer the Company Shares to the Purchaser in exchange for an aggregate of 2,000,000 newly issued shares of shares of common stock, $0.0001 par value per share, of the Purchaser (the “Purchaser Shares”), based on a price of $2.79 per share, subject to adjustment as set forth herein.

D. The exchange of the Company Shares for the Purchaser Shares is intended to constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization or restructuring provisions as may be available under the Code.

E. The Board of Directors of each of the Purchaser and the Company, and the Shareholders have determined that it is desirable to effect this plan of reorganization and share exchange, upon the terms and subject to the conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the Recitals and the respective covenants, agreements, conditions, representations and warranties hereinafter contained, and intending to be legally bound hereby, Purchaser, and the Shareholder hereby agree as follows:

1. DEFINITIONS. Unless otherwise defined below in this Section 1, the various capitalized terms used in this Agreement shall have the definitions ascribed to them herein.

“Acquired Business” means the business operated by the Company up to the Closing Date, including without limitation all customer contracts, intellectual property, tax loss carryforwards, inventory, designs and all other assets tangible and intangible of the Company.

“Agreement” means this Share Exchange Agreement.

“Benefit Plans” means any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, deferred compensation plan or agreement, cafeteria plan, dependent care plan, fringe benefit program, employee insurance plan, severance plan or agreement, change in control plan or agreement, employment agreement (other than the Employment Agreements), disability plan, health care plan, sick leave plan, death benefit plan, multi-employer pension or welfare benefit plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees.

“Claim” means an action, suit, proceeding, demand, claim or counterclaim or legal, administrative or arbitral proceeding or investigation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Shares” means collectively, all of the issued and outstanding shares of the Common Stock as set forth in Section 3.2(d)(i).

“Contract” means all agreements, whether oral or written and whether express or implied (whether legally binding or not), including contracts, contract rights, promises, commitments, undertakings, customer accounts, orders, leases, guarantees, warranties and representations and franchises to which Company is a party.

“Copyrights” means all copyrights (whether or not registered), Moral Rights, and all registrations and applications for registration thereof, as well as rights to renew copyrights, in each case that are licensed by Company and/or otherwise used in the Acquired Business as currently operated.

“Environmental Claim” means any claim, action, cause of action, investigation or notice by any person or entity alleging liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, or (ii) any violation, or alleged violation, of any Environmental Laws.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or to the generation, manufacture, processing, handling, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means a Person aggregated with another Person as a single employer under any of Sections 414(b), 414(c), 414(m), or 414(o) of the Code.

“Existing Plans” means the existing health care, disability, fringe and other Benefit Plans of the Company in place as of the Closing Date.

“Financial Statements” means the unaudited annual financial statements (balance sheets statements of income and retained earnings, statement of cash flow and supplementary statements, together with footnotes) for the Company for the fiscal years ended December 31, 2018, 2019 and 2020, and shall mean annual year-end Financial Statements and Interim Financial Statements, collectively.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authorities” means all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government, quasi-governmental unit or political subdivision, whether foreign, federal, state, county, district, municipality, city or otherwise (each, a “Governmental Authority”).

“Indebtedness” means all liabilities or obligations of the relevant Person, whether primary or secondary or absolute or contingent: (a) for borrowed money; (b) evidenced by notes, bonds, debentures, guaranties or similar obligations; (c) under leases which in accordance with GAAP constitute capital leases; (d) secured by liens on any assets of that Person; or (e) resulting from cash, book or bank overdrafts.

“Intellectual Property” means all (i) Patents, (ii) Know-how, (iii) Trademarks, (iv) Copyrights, (v) Software Programs (including but not limited to “off-the-shelf” shrink-wrap and click-wrap software programs), in each case that are licensed by Company and/or otherwise used in the Acquired Business as currently operated, and (vi) all other intellectual property rights and industrial property rights (of every kind and nature throughout the universe and however designated), whether arising by operation of law, contract, license or otherwise, in each case that are licensed by Company and/or otherwise used in the Acquired Business as currently operated.

“Intellectual Property Rights” means, collectively, any and all known or hereafter known tangible and intangible rights under patent, trademark, copyright and trade secret laws, and any other intellectual property, industrial property and proprietary rights worldwide, of every kind and nature throughout the universe, however designated, whether arising by operation of law, contract, license or otherwise.

“Interim Financial Statements” means the unaudited, internally prepared financial statements (balance sheet and statement of income) for the Company for the period beginning January 1, 2020 through March 15, 2020.

“Know-how” means any and all product specifications, processes, methods, product designs, plans, trade secrets, ideas, concepts, inventions, manufacturing, engineering and other manuals and drawings, physical and analytical, safety, quality control, technical information, data, research records, all promotional literature, customer and supplier lists and similar data and information, which, in each case, are licensed to or owned by Company and/or otherwise used in the Acquired Business as currently operated; and any and all other confidential or proprietary technical and business information which are licensed to or owned by Company and/or otherwise used in the Acquired Business as currently operated.

“Knowledge of each Shareholder” means, with respect to a given matter, the actual Knowledge of each Shareholder, or any officer of Company, or the knowledge that the Shareholder, or any officer of Company, should possess in the exercise of reasonable diligence and investigation with respect to the matter.

“Liability” means any direct or indirect indebtedness, liability, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including but not limited to any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).

“Law” means any federal, state, local, foreign, provincial or other governmental law, rule or regulation of any kind, and any and all rules and regulations promulgated thereunder.

“Liens” means (i) liens arising in the ordinary course of the business by operation of law for amounts not yet due in favor of carriers, warehousemen, mechanics, landlords and materialmen and (ii) liens for Taxes which are not yet due or payable.

“Leased Real Estate” means the real property subject to the Real Estate Leases, including all buildings, structures, improvements and fixtures thereon.

“Material Adverse Effect” means any material adverse change in or effect upon (a) the financial condition, assets, liabilities, or operations of (x) the Company taken as a whole, (y) the Acquired Business of the Company and the Company assets (taken as a whole), or (b) the ability of the Shareholder to execute, deliver and perform this Agreement, provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions, including such conditions which affect the Acquired Business industry generally (provided they do not have a materially disproportionate effect on the Company, as a whole), (ii) national or international political or social conditions, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in United States generally accepted accounting principles, or (v) changes in law, rules, regulations, orders or other binding directives issued by any governmental authority, provided they do not have a materially disproportionate effect on the Company.

“Materials of Environmental Concern” means any substance or material that is on the date hereof or on the Closing Date prohibited, controlled or regulated by any governmental authority under any Environmental Laws, including, without limitation, chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum derivatives or other hydrocarbons, petroleum products, dangerous substances, designated substances, controlled products or subject waste, all as defined in or pursuant to any Environmental Laws.

“Moral Rights” means, collectively, rights to claim authorship of a work, to object to or prevent any modification of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar rights, whether existing under judicial or statutory law of any country or jurisdiction worldwide, or under any treaty or similar legal authority, regardless of whether such right is called or generally referred to as a “moral right.”

“Owned Real Estate” means the real property, if any, titled in the name of the Company, together with all buildings, structures, improvements and fixtures thereon and all rights pertaining thereto.

“Patents” means all patents, patent disclosures and patent applications (including, without limitation, all reissues, divisions, continuations, continuations-in-part, renewals, re-examinations and extensions of the foregoing) owned by or licensed to Company and/or otherwise used in the Acquired Business as currently operated.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means: (i) with respect to Licensed Intellectual Property, the rights held by the applicable licensors thereof.

“Person” means any individual, corporation, joint venture, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, trust, association, entity or government or political subdivision, agency or instrumentality of a government.

“Piggy-Back Shares” means the 1,000,000 Purchaser Shares which have piggy-back registration rights as set forth in Section 5.2.

“Purchaser Shares” means the shares of the Purchaser's common stock, par value $0.0001 per share, issued to the Shareholders, in exchange or all of the Company Shares as set forth in Section 2.1 as adjusted pursuant to Section 2.2.

“Real Estate Leases” means the real estate leases, subleases and other occupancy agreements to which the Company is a party listed separately as set forth on Schedule 3.10(a).

“Registrable Shares” means the 1,000,000 Purchaser Shares to be registered for resale as set forth in Section 5.1.

“Software Programs” means all of the Company’s computer software programs, products and services included in the Intellectual Property, including all program code, databases and documentation, without regard to form of media or storage.

“Taxes” means: (1) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any Governmental Authority or taxing authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges; (2) any Liability for the payment of any amounts of the type described in (1) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; (3) any Liability for the payment of amounts of the type described in (1) or (2) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person; and (4) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in (1), (2) or (3).

“Tax Return” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

“Trademarks” means (i) trademarks, service marks, trade names, trade dress, labels, logos and all other names and slogans used exclusively with any products or embodying associated goodwill of the Acquired Business related to such products, whether or not registered, and any applications or registrations therefor, and (ii) any associated goodwill incident thereto; in each case owned by or licensed to Company and/or otherwise used in the Acquired Business as currently operated.

“Working Capital” means, as of any date of determination, the current assets of the Company at such date of determination minus their aggregate current liabilities on a consolidated basis at such date of determination, in each case determined in accordance with GAAP on a basis consistent with the most recent financial statements of the Company.

2.	EXCHANGE OF SHARES.

2.1 Exchange by the Shareholders. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 2.3), the Shareholders shall sell, transfer, convey, assign and deliver to the Purchaser all of the Company Shares free and clear of all Liens in exchange for 2,000,000 shares of the Purchaser’s common stock, based on a per share rate of $2.79 per share. The Purchaser Shares shall be issued to the Shareholders, on a pro rata basis, in the amounts and to the each Shareholder, as follows:

Shareholder Name	Registrable Shares	Piggy-Back Shares	Total	Percent
Industrial Security Alliance Partners, Inc.	625,000	625,000	1,250,000	62.50%
Halls of Valhalla, LLC	375,000	375,000	750,000	37.50%
Total Purchaser Shares	1,000,000	1,000,000	2,000,000	100.00%

2.2 Adjustment to Purchaser Shares for Working Capital. The total number of Purchaser Shares to be issued in exchange for the Company Shares, will be adjusted on the date of closing. To the extent that the Working Capital on the Closing Date is negative, the number of Purchaser Shares to be issued shall be reduced by the quotient obtained by dividing (i) the amount of the negative Working Capital by (ii) $2.79, rounded up to the nearest whole share. To the extent that the Working Capital on the Closing Date is positive, the number of Purchaser Shares to be issued shall be increased by the quotient obtained by dividing (i) the amount of the positive Working Capital by (ii) $2.79, rounded up to the nearest whole share. Any adjustment to the Purchaser shares shall be allocated equally between Registrable Shares and Piggy-Back Shares, and issued to the Shareholders pro rata in accordance with the percentages shown in the table above.

2.3 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Company Shares contemplated hereby (the “Closing”) shall take place at the offices of Pryor Cashman LLP, 7 Times Square, New York, New York 10036 within three (3) days of the satisfaction (or waiver, as applicable), of the conditions to Closing set forth in Sections 6 and 7 hereof, or at such other time, date or place as the parties hereto may mutually agree upon in writing, or remotely by exchanging executed counterparts of this Agreement and the other agreements, instruments, certificates and other documents to be entered into, or delivered, in connection herewith or therewith (collectively, the “Transaction Documents”), and delivery of the Purchaser Shares. The time and date of the Closing are herein referred to as the “Closing Date,” and the term “Closing Date” shall include the date on which the transactions contemplated hereunder are consummated.

2.4 Deliveries by Purchaser to the Shareholders. At the Closing, Purchaser (or its designee) shall deliver or cause to be delivered each of the following:

(a) the Purchaser issue and cause to be delivered to each Shareholders the Purchaser Shares (as adjusted pursuant to Section 2.2) in book-entry form, on a pro rata basis, as set forth in Section 2.1 above, and deliver to each Shareholder an account statement reflect the issuance of said Purchaser Shares;

(b) the executed Employment Agreements substantially in the form attached hereto as Exhibit A, containing mutually agreeable terms and conditions of employment for each of Brian M. Kelly and Ernest Cammer III;

(c) the counter-signed Non-Compete Agreements in a form attached hereto as Exhibit B; and

(d) all other documents necessary or appropriate, in the reasonable opinion of the Shareholders, to effectuate the exchange of shares at the Closing in accordance with the provisions of this Agreement.

2.5 Deliveries by the Shareholders and Others. At Closing, the Company and the Shareholders shall deliver or cause to be delivered to the Purchaser (or its designee) each of the following:

(a) all stock certificates representing the Company Shares duly endorsed or accompanied by stock powers duly executed in blank, with any required transfer stamps affixed thereto, and otherwise in proper form for transfer, as shall be necessary to vest in Purchaser full, complete, good and marketable title to such Company Shares free and clear of all Liens, claims and encumbrances of any kind whatsoever, all such documents to be in form and substance satisfactory to counsel for Purchaser;

(b) the executed Employment Agreements substantially in the form attached hereto as Exhibit A, containing mutually agreeable terms and conditions of employment for each of Brian M. Kelly and Ernest Cammer III;

(c) the counter-signed Non-Compete Agreements executed by each Shareholder in a form attached hereto as Exhibit B;

(d) a certificate of the Secretary of the Company certifying as to the names and signatures of the officers of the Company authorized to sign this Agreement and the documents to be delivered hereunder.

(e) the Resolutions of all of the Shareholders and the Directors of Company certified by the Secretary of Company as having been duly and validly adopted and as being in full force and effect on the date hereof authorizing the execution and delivery by the Company of this Agreement and other Transaction Documents, and authorizing the performance by the Compoany of the transactions contemplated hereby and thereby;

(f) a certificate of the Secretary (or equivalent officer) of each entity Shareholder certifying as to (ii) the names and signatures of the officers or applicable persons of each entity Shareholder authorized to sign this Agreement and the documents to be delivered hereunder;

(g) the resolutions of the Board of Directors or applicable management body of each entity Shareholder, certified by the Secretary (or equivalent officer) of each entity Shareholder certifying as having been duly and validly adopted and as being in full force and effect on the date hereof, authorizing the execution and delivery by each entity Shareholder of this Agreement and other Transaction Documents, and authorizing the performance by each entity Shareholder of the transactions contemplated hereby and thereby;

(h) a copy of the Articles of Incorporation and By-Laws of Company, together with all amendments and supplements thereto, certified by the Secretary of the Company as being true and complete and current in all material respects;

(i) a Certificate of Good Standing of the Company dated no earlier than five (5) calendar days prior to the Closing Date, certifying respectively (i) that Company is in good standing in the State of Nevada and is qualified to do business in the State of Nevada; (ii) that Company is qualified to do business in all of the other states in which Company then does business, primarily California;

(j) a duly executed certificate of Shareholder described in Section 8.2 hereof;

(k) duly executed written consents from each of the parties to each of the Significant Contracts referred to in Section 3.13 and set forth on Schedule 3.13, attached hereto, to the extent such consent is required pursuant to the terms thereof, in such form as Purchaser shall in the exercise of reasonable discretion determine (collectively, the “Consents”);

(l) the original corporate record books and stock record books of the Company;

(m) constructive possession of all originals and copies of all agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Company or Shareholder pertaining to the Company and the Acquired Business (collectively, the “Records”); provided, however, that for the avoidance of doubt Shareholder may retain (i) copies of any Tax Returns and copies of Records relating thereto, (ii) copies of all Records that the Shareholder is reasonably likely to need for complying with the requirements of applicable Law or contractual commitments, and (iii) copies of any Records that in the reasonable opinion of Shareholder will be or could reasonably be expected to be required in connection with the performance of Shareholder’s obligations hereunder;

(n) to the extent the Purchaser provides each Shareholder with a list of designees prior to the Closing, evidence satisfactory to the Purchaser that such Purchaser designees are the only authorized signatories with respect to the Company’s various accounts, credit lines, safe deposit boxes or vaults set forth or required to be set forth in Schedule 3.18 hereto; and

(o) all other documents necessary or appropriate, in the reasonable opinion of Purchaser, to effectuate delivery of the Company Shares at the Closing, free and clear of all Liens (other than Permitted Liens), in accordance with the provisions of this Agreement.

2.6 Further Assurances. In addition to the actions, documents and instruments specifically required to be taken or delivered hereby, prior to and after the Closing and without further consideration, each party shall execute, acknowledge and deliver such other assignments, transfers, consents and other documents and instruments and take such other actions as any party or its/his counsel may reasonably request to complete and perfect the transactions contemplated by this Agreement.

3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. Each Shareholder represents and warrants to Purchaser that the following representations and warranties are true and correct in all material respects on the date hereof and will be true and correct in all material respects on and as of the Closing Date, except as modified by the schedules attached hereto:

3.1 Ownership of Company Shares; Authority; Consents.

(a) Ownership. Each Shareholder is the sole owner of, and has good and marketable title to, the Company Shares set forth in Recital B above, free and clear of all liens, claims and encumbrances, and has full legal title and power and the authorizations and approvals necessary to sell, transfer and deliver such shares of the Company Shares to Purchaser. The Shareholders have not granted a currently effective power of attorney or proxy to any Person with respect to all or any portion of the Company Shares. Upon delivery of the certificates for the shares of Company Shares by the Shareholders pursuant to this Agreement, Purchaser will acquire good and marketable title to all such shares of Company Shares, free and clear of all liens, claims and encumbrances.

(b) Authority. Each Shareholder has all requisite power and authority to enter into this Agreement, and the related agreements referred to herein, and to carry out such Shareholder’s obligations hereunder. The execution and delivery by each Shareholder of this Agreement and the other documents and instruments to be executed and delivered by each Shareholder pursuant hereto and the consummation by the Shareholders of the transactions contemplated hereby and thereby has been duly authorized by each Shareholder. This Agreement and the related agreements, documents and instruments referred to herein have been duly executed and delivered by each Shareholder and constitute the valid and legally binding obligations of each Shareholder, enforceable against such Shareholder in accordance with their respective terms.

(c) Consents. No consent, approval, authorization or order of any court, governmental agency or body is required for the consummation by each Shareholder of the transactions contemplated by this Agreement, except those set forth in Schedule 3.1(c) or Schedule 3.13, attached hereto. Except as disclosed on Schedule 3.1(c) or Schedule 3.13, the execution, delivery and performance by the Company and the each Shareholder of this Agreement, and the consummation by the Company and each Shareholder of the transactions contemplated hereby, does not and will not, with or without the giving of notice or the lapse of time or both, require the consent of any third party under any contract, agreement, lease or license to which the Company or each Shareholder is a party.

3.2 Corporate Matters.

(a) Organization and Qualification; Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. The Company is duly qualified and/or licensed, as the case may be, and in good standing in each of the jurisdictions listed on Schedule 3.2(a) attached hereto, which are the only jurisdictions where the nature of its activities or the character of the properties owned, leased or operated by it require such qualification or licensing. The Company has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.

(b) Subsidiaries. The Company has no subsidiaries and does not own any stock, limited liability company interests or other equity interests in any Person.

(c) Compliance; Binding Effect. Except as provided on Schedule 3.2(c), the execution and delivery of this Agreement and the related agreements, documents and instruments referred to herein, and the consummation of the transactions contemplated hereby, will not: (i) violate any provision of the Articles of Incorporation or Bylaws of the Company; (ii) constitute a default under, or constitute an event which with the giving of notice or the lapse of time or both would become a default under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the assets of the Company under, or create any rights of termination, cancellation, purchase, or acceleration in any Person under, any mortgage, lien, lease, agreement or other instrument or obligation to which the Company is a party or by which the Company or its assets are bound; or (iii) violate or conflict with any Law, order, writ, injunction, judgment, arbitration award, decree or other restriction of any kind or character to which the Company or its assets are subject or bound.

(d) Capitalization of the Company; Ownership of Common Stock.

(i) The entire authorized capital stock of the Company consists of Ten Million (10,000,000) shares of common stock, par value $0.001 per share (the “Company Common Stock”), of which Six Million (6,000,000) shares are issued and outstanding. The Shareholders are collectively owners of record of 100% issued and outstanding shares of Company as set forth in Recital B, and such Shareholders are the only owners of any equity interest in the Company. All of the issued and outstanding shares of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record by the Shareholders as set forth in Recital B, free and clear of all liens, claims, encumbrances and restrictions whatsoever. The Company has complied with, and is in material compliance with, all applicable securities Laws, including without limitation with respect to the issuance, sale and/or the repurchase of any Company Shares.

(ii) There are no outstanding options, warrants, conversion rights or other rights to subscribe for or purchase, or other contracts with respect to, any capital stock of the Company pursuant to which the Company is or may become obligated to issue or redeem or exchange any shares of the Company’s capital stock.

(iii) The stock register of the Company accurately records: (i) the name of each Person owning shares of capital stock of the Company and (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

(e) Articles of Incorporation; Bylaws; Minute Books; Records. The Company has heretofore delivered to Purchaser true and complete copies of the Articles of Incorporation and Bylaws of the Company, as amended and in effect on the date of this Agreement. The minute books of the Company which heretofore have been provided to Purchaser for examination contain complete and accurate records of all written corporate action taken by the board of directors and stockholders of the Company through the date hereof, and completely and accurately reflect all transactions in the shares of capital stock of the Company. The accounting books and records of the Company are complete and correct and are maintained in a manner consistent with past practice. The officers and directors of the Company as of the date of this Agreement are as set forth in Schedule 3.2(e) attached hereto.

3.3 Authority; Validity. The execution and delivery by the Company of this Agreement and the other documents and instruments to be executed and delivered by the Company pursuant hereto and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by the Company. Other than instruments required pursuant to this Agreement, no further corporate act or proceeding on the part of the Company is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Company pursuant hereto or the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and the related agreements, documents and instruments referred to herein to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

3.4 Financial. The Company previously furnished to Purchaser materially true and correct copies of the Company’s Financial Statements and Interim Financial Statements. The Financial Statements and Interim Financial Statements were prepared in accordance with GAAP consistently applied through the applicable periods involved (except that the Interim Financial Statements are subject to normal year-end adjustments and do not include footnotes), and present fairly the financial condition of the Company as of the respective dates of such Financial Statements and the results of operations for the respective periods then ended. Since December 31, 2020, there has been no change in the accounting methods or practices of the Company, no change in the Company’s policies with respect to depreciation or amortization including useful lives of assets or rates for depreciation or amortization, and no change in the Company’s policies with respect to pricing inventory or capitalizing costs.

3.5 Absence of Changes.

(a) Except as set forth in Schedule 3.5 attached hereto, and except as disclosed in the Financial Statements, since December 31, 2020, there has been no (i) adverse change in the business, property or condition (financial or otherwise) or results of operations of the Company, either individually or taken as a whole, from that shown in the Financial Statements, (ii) damage, destruction or loss (whether or not covered by insurance) which singly or in the aggregate adversely affects the Company’s assets or the business or financial condition of the Company, (iii) commitment to increase or effected increase in either the rate of compensation or the actual compensation payable or to become payable by the Company to any of its officers or employees over the amount paid for the fiscal year ended December 31, 2020, (iv) new contract, agreement, license or transaction or termination of any previously existing contract, agreement or license other than in the ordinary course of business, (v) actual or, to the Knowledge of each Shareholder, threatened labor trouble or strike affecting the Company, (vi) cancellation or other written termination of a relationship with the Company, or written notice to the Company of a future cancellation or other termination of a relationship with the Company, by any single supplier or customer of the Company who accounted for more than 2% of the Company’s purchases or sales, determined by reference to the Company’s fiscal year ended December 31, 2020, (vii) commitment for, declaration, setting aside, or payment of any dividend or other distribution in respect of any of the Company’s capital stock, or (viii) transaction or transactions by the Company outside the ordinary course of business.

(b) Except as set forth in Schedule 3.5, since December 31, 2020 there has been no direct or indirect redemption, purchase or other acquisition by the Company of any shares of its capital stock.

(c) Except as set forth in Schedule 3.5, since March 15, 2021, the Company has not granted or permitted any increase in the compensation payable or to become payable to any of the Company’s officers or employees, or granted or permitted any increase in the benefits under any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such employees or officers (including without limitation any sale bonus or stay bonus to employees with respect to the transactions contemplated herein).

3.6 Absence of Undisclosed Liability. Except as set forth in Schedule 3.6 attached hereto, or as disclosed on the Financial Statements, there are no liabilities or obligations of any kind whatsoever, whether direct, indirect, accrued, contingent or absolute, and whether or not determined or determinable (other than the liabilities of the Company set forth on the Financials Statements), to which the Company or the Acquired Business will be subject following consummation of the transactions contemplated hereby, and there is no existing claim, condition, situation or set of circumstances which could reasonably be expected to result in any such liability or obligation.

3.7 Powers of Attorney. Except as set forth in Schedule 3.7 attached hereto, there are no employees or agents of the Company who hold powers of attorney to act with respect to the Company, its assets or the Acquired Business.

3.8 Litigation. Except as set forth in Schedule 3.8 attached hereto, the Company is not bound by any order, judgment, stipulation or consent decree of any court or governmental agency affecting its assets, or limiting or affecting its operations; there is no suit, action, or legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the Knowledge of each Shareholder, threatened in writing that could adversely affect the business, financial condition or assets of the Company; there are no labor strikes, filed grievances or other labor troubles pending or, to the Knowledge of each Shareholder, threatened against the Company, and there is no pending arbitration proceeding arising out of any union agreement to which the Company is or was a party; there are not currently pending or, to the Knowledge of each Shareholder, threatened against the Company any investigations of charges or complaints, and there are no outstanding uncorrected or unresolved citations, charges, complaints, orders or judgments, issued or made by any governmental agency, or by a court, with respect to its application or enforcement of the Laws relating to the Company’s business operations, environmental protection, labor relations, employee safety and health, wages, hours and other labor standards, and fair employment; and no judgment or pending or, to the Knowledge of each Shareholder, threatened claim exists under any applicable worker’s compensation Law by reason of employment of the employees of the Company that is not fully covered by worker’s compensation insurance.

3.9 Licenses; Compliance With Laws and Regulations.

(a) Governmental Licenses. The Company has all governmental licenses and permits necessary to conduct its business, and such licenses and permits are in full force and effect and listed on Schedule 3.9(a). Except as set forth in Schedule 3.9(a), no violations are or have been recorded and remain outstanding in respect of such licenses or permits and no proceeding looking toward the revocation or limitation of any of them is pending or threatened to the Knowledge or Shareholder. Set forth in attached Schedule 3.9(a) is a complete list of all inspection reports, complaints, citations and notices of violations or alleged violations received by the Company within the period of two (2) years prior to the date hereof from any governmental agency having jurisdiction over the Company or its business.

(b) Compliance With Laws and Regulations. Except as provided in Schedule 3.9(b), the Company is in compliance with all applicable Laws relating to the operation of its business and its products, the Leased Real Estate, and its other assets, including, without limitation, all zoning, building, fire, plumbing, product, health and safety Laws including applicable product, safety and consumer protection specifications, guidelines and standards, and no notice has been served upon it claiming violation of any of the foregoing. Except as provided in Schedule 3.10(e), the Leased Real Estate and all buildings and improvements situated thereon, and the use thereof by the Company, complies with all Laws, easements and restrictions, if any.

3.10 Title to and Condition of Property.

(a) Real Property Used. All of the Leased Real Estate of the Company is described on Schedule 3.10(a), and all such Leased Real Estate constitutes all real property used by the Company in the Acquired Business. The Company does not own any Owned Real Estate.

(b) Title. Except for the Permitted Liens and ordinary Liens, the Company owns good and marketable title to, and has undisputed possession of, all of its assets and properties, free and clear of all options, adverse claims, restrictions, tenancies, debts, claims, security interests, defects of title, mortgages, liens, pledges, charges or encumbrances of any nature whatsoever.

(c) Condition; Sufficiency. The assets of the Company (together with the Leased Real Estate) constitute all of the property relating to or used or held for use in connection with the Acquired Business on this date, and comprise all property necessary for the continued conduct of the Acquired Business after the Closing by the Company as conducted prior to the Closing by the Company. To the Knowledge of each Shareholder, subject only to ordinary wear and tear, the assets of the Company are usable and used in the Acquired Business, have been well maintained and are in good operating condition and repair. Since December 31, 2020, no such asset essential to the operation of the Acquired Business has been destroyed, diverted by the Company to other uses, or otherwise disposed of by the Company without having been adequately replaced.

(d) Insurance. The Company, the Acquired Business, the Leased Real Estate, and all of the Company’s assets have been and are insured, and will be insured through the Closing Date, in the amounts and against the risks set forth in Schedule 3.10(d) attached hereto. The Company is not in default with respect to any provision contained in any insurance policy for the Company and has not failed to give notice or present any claim under any such policy in due and timely fashion. During the last two years, the Company has not had any insurance policy or coverage thereunder cancelled, withdrawn or not renewed by the insurer. The Company has not received notice of and the Shareholder are not aware of any cancellation or threat of cancellation of such insurance. Except as set forth in Schedule 3.10(d), no property damage, personal injury or products liability claims have been made, or are pending, against the Company that are not fully covered by insurance (except to the extent of co-insurance and deductibles reflected in the applicable insurance policies).

(e) Leased Real Estate. There are no commenced, or to the Knowledge of each Shareholder, planned public improvements related to the Leased Real Estate which may result in special assessments or area wide charges for which the Company would be responsible as lessee of the Leased Real Estate, or which might otherwise adversely affect such Leased Real Estate; no governmental agency or court order has been issued requiring repairs, alterations or correction of any existing conditions of the Leased Real Estate; there is no pending or, to the Knowledge of each Shareholder, planned or contemplated condemnation or similar action or change in any zoning or building ordinance affecting the Leased Real Estate; to the Knowledge of each Shareholder there are no structural or mechanical defects in the Leased Real Estate, including adequacy and quality of well and sanitary disposal systems or defects which are reasonably likely to result in the discharge of pollutants into the environment; to the Knowledge of each Shareholder there is no violation of or nonconformance with any Law requiring or calling attention to the need for any work, repairs, construction, alteration or installation affecting the Leased Real Estate; to the Knowledge of each Shareholder all buildings and other improvements situated on the Leased Real Estate are located within the boundary lines thereof and any applicable setback lines without overlap; and to the Knowledge of each Shareholder no part of the Leased Real Estate is located within a flood or lakeshore erosion hazard area. All of the Leased Real Estate has rights of access to public roads.

3.11 Taxes and Tax Returns.

(a) Except as set forth on Schedule 3.11:

(i) The Company has timely filed or timely requested extensions to file those Tax Returns that are currently due for all taxable periods ending on or before December 31, 2020 and all such Tax Returns are true, correct and complete. Copies of all such Tax Returns for the periods beginning on or after January 1, 2018 and ending December 31, 2020, and have been given to the Purchaser;

(ii) The Company has paid to the appropriate Governmental Authority, or has established, in accordance with GAAP and consistent with past practice, accruals that are reflected on the Company’s financial statements (as provided to the Purchaser hereunder) for the payment of all Taxes imposed on the Company or for which the Company could be liable, whether to taxing authorities or to other persons (pursuant to a tax sharing agreement or otherwise) for all taxable periods beginning on or before the Closing Date;

(iii) Except for the 2020 IRS Form 1120, no extension of time has been requested or granted for the Company to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid;

(iv) The Company has not received notice of a determination by a Governmental Authority that Income Taxes are owed by the Company (such determination to be referred to as a “Tax Deficiency”) that has not been resolved as of the date of Closing and, to the Company’s Knowledge, no Tax Deficiency is proposed or threatened;

(v) All Tax Deficiencies have been paid or finally settled and all amounts determined by settlement to be owed have been paid;

(vi) Except in the case of the Federal Payroll Tax Liabilities incurred by the Company prior to March 20, 2021, (the “Payroll Taxes Due”), a Lien for ad valorem property taxes not yet due and payable, there is no unpaid Tax (a) that constitutes a Lien upon any of the assets of the Company or (b) for which the Purchaser would be liable under applicable Law by reason of having acquired the Company Shares;

(vii) There are no presently outstanding waivers or extensions or requests for waiver or extension of the time within which a Tax Deficiency may be asserted or assessed;

(viii) No issue has been raised in any examination, investigation, audit, Claim or proceeding relating to Taxes (a “Tax Audit”) which, by application of similar principles to any past, present or future period, would result in a Tax Deficiency for such period and no Claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(ix) There are no pending or, to each of the Shareholders’ Knowledge, threatened, Tax Audits of the Company;

(x) To each of the Shareholder’s Knowledge, there are no requests for rulings in respect of any Tax pending between the Company and any Governmental Authority;

(xi) To each of the Shareholder’s Knowledge, except for the Payroll Taxes Due, the Company has complied with all applicable Laws in all material respects relating to the withholding and payment of Taxes and has timely withheld and paid to the proper Governmental Authorities all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder;

(xii) To each of the Shareholder’s Knowledge, the Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;

(xiii) To each of the Shareholder’s Knowledge, none of the assets of the Company is property that it is required to be treated as being owned by any other person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code;

(xiv) None of the assets of the Company directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code;

(xv) None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code;

(xvi) The Company does not have, and has not had, a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country; and

(xvii) The Company is not a party to any Tax allocation or Tax sharing agreement.

(b) Schedule 3.11 contains: (1) a schedule of the filing dates of all Tax Returns required to be filed by the Company; (2) a description of all past Tax Audits involving the Company; and (3) a list of the states, territories and jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company. Except as set forth on Schedule 3.11, to Shareholder’s Knowledge, the Company has retained all supporting and backup papers, receipts, spreadsheets and other information reasonably necessary for: (A) the preparation of all Tax Returns that have not yet been filed; and (B) the defense of all Tax Audits involving taxable periods either ending on or during the six years prior to the Closing Date or from which there are unutilized net operating loss, capital loss or investment tax credit carryovers.

(c) To each of Shareholder’s Knowledge, the Company has collected and remitted to the appropriate Governmental Authority all sales and use or similar Taxes required to have been collected, including any interest and any penalty, addition to tax or additional amount unpaid, and has been furnished properly completed exemption certificates for all exempt transactions. To each of Shareholder’s Knowledge, the Company has collected and/or remitted to the appropriate Governmental Authority all property Taxes, customs duties, fees, and assessments which are other than in the nature of income taxes or charge of any kind whatsoever (including Taxes assessed to real property and water and sewer rents relating thereto), including any interest and any penalty, addition to tax or additional amount unpaid.

3.12 No Proceedings.   Except as otherwise set forth in Schedule 3.12, neither the Company nor either Shareholder has received written notice or is aware that any suit, action, inquiry or other proceeding is pending or, to the Knowledge of either Shareholder, threatened before any Governmental Authority seeking to restrain the Company or either Shareholder or prohibit its or her entry into this Agreement or prohibit the Closing, or seeking damages against the Company or any of its properties as a result of the consummation of this Agreement.

3.13 Contracts and Commitments.

(a) Significant Contracts. Neither the Company nor either Shareholder is a party to, and are not in any way obligated under, (i) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or compete with any Person; (ii) any contract, agreement or commitment with the Company’s present or past officers, employees, agents, consultants or advisors that is not cancelable by the Company on notice of not longer than thirty (30) days and without liability, penalty or premium; (iii) any contract, agreement or commitment relating to the disposition of assets of the Company, other than in the ordinary course of business; (iv) any agreement requiring the consent of any other person to the transfer or the sale by the Company of all or substantially all of the Company’s assets or to a change in control with respect to the Company; (v) any lease of, or agreement to purchase or sell, any capital asset; (vi) any management, consulting, personal service, agency or other contract which provides for rendition of services or for any commission, bonus, incentive, consulting or additional compensation; (vii) any agreement or note evidencing any Indebtedness; (viii) any license, other than licenses for off-the-shelf software applications; (ix) any agreement with an agent, dealer, distributor, sales representative or franchisee; (x) any agreement for the storage, transportation, treatment or disposal of any Materials of Environmental Concern; (xi) any agreement restricting the right of the Company to use or disclose any information in its possession; (xii) any partnership, joint venture or similar relationship; (xiii) any open purchase order by the Company to any vendor, or from any customer of the Company, which involves an amount in excess of $25,000; (xiv) any other agreement which involves an amount in excess of $25,000, or is not in the ordinary course of business of the Company; or (xv) any agreement with any third party for the manufacture of the Company’s products.

(b) Consents; Renewals; Defaults. The Company has not received any notice or other written information indicating (i) that any Contracts will not be renewed upon expiration or (ii) that with respect to any Contract requiring consent as a result of the transactions contemplated by this Agreement, the party whose consent is required will not give that consent. The Company is not in default under any of the Contracts, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default by the Company. The Shareholder the Contracts are valid and binding in accordance with their respective terms and are in full force and effect without any default, waiver or indulgence thereunder by the Company, or, to the Knowledge of each Shareholder, by any other party thereto.

3.14 Intellectual Property, Copyrights, Patents, Trademarks and Trade Names. Schedule 3.14 sets forth a true and correct listing of all intellectual property, patents, trade names, trademarks, service marks, common-law trademarks, copyrights (registered and common-law), and domain names, and all registrations and applications for any of the foregoing, owned, possessed, licensed or used by the Company or otherwise used in the Acquired Business. Except as set forth in Schedule 3.14, the Company owns the entire right, title and interest in and to the items listed on Schedule 3.14, and such items are not subject to any pending or, to the Knowledge of each Shareholder, threatened litigation or other adverse claims. To the Knowledge of each Shareholder such items do not violate any Intellectual Property Rights of any other Person. There have been no written claims or assertions by any other Person of infringement of any of such items by the Company. None of the items listed on Schedule 3.14 is invalid or unenforceable, and all filings required to keep such items effective and enforceable have been made by the Company. The Company has not infringed, misappropriated or otherwise conflicted with, and the operation of the Acquired Business as currently conducted will not infringe, misappropriate or otherwise conflict with, any Intellectual Property Rights of any Person, and the Company has not received notice of any claims alleging any of the foregoing. The Company owns and possesses, or has a valid and enforceable right to use, all Intellectual Property Rights used in the operation of the Acquired Business as presently conducted.

3.15 Environmental Matters. Except as set forth on Schedule 3.15

(a) The Company is and has been in material compliance with all Environmental Laws and has not received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with applicable Environmental Laws, and to the Knowledge of each Shareholder there are no present circumstances that may prevent or interfere with such compliance in the future.

(b) There is no Environmental Claim pending or, to the Knowledge of each Shareholder, threatened against the Company, or against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or operation of law.

(c) The Company has not caused any past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence, or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against the Company or any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of Law. To the Knowledge of each Shareholder, no Person has caused any past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence, or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against the Company or any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of Law.

(d) Without in any way limiting the generality of the foregoing, (i) the Company has not stored, disposed or arranged for the disposal of Materials of Environmental Concern on all off site and on site locations, (ii) to the Knowledge of each Shareholder, there are no underground storage tanks located on property at any time owned or leased by the Company, (iii) to the Knowledge of each Shareholder, there is no asbestos contained in or forming part of the Leased Real Estate or any building, building component, structure or office space owned or leased by the Company, and (iv) to the Knowledge of each Shareholder, no polychlorinated biphenyls (PCB’s) are used or stored at the Leased Real Estate or any property owned, leased or used by the Company.

3.16 Computer Systems. To the Knowledge of each Shareholder and other than the normal rotation of older computer hardware, software and equipment that have not been disposed of, all of the computer hardware and software systems, and all equipment including imbedded microprocessors, owned, leased or used by the Company (including, without limitation, those related to equipment, manufacturing processes, quality control activities, accounting and bookkeeping records and record keeping activities, environmental, HVAC and other facility controls, and security and communications systems) are fully operational and are operating properly as designed.

3.17 Transactions with Affiliates. Except as set forth in Schedule 3.17 hereto, since January 1, 2021, the Company has not, directly or indirectly, purchased, leased from or otherwise acquired any property or obtained any services from, or sold, leased to or otherwise disposed of any property or furnished any services to, or otherwise dealt with, in the ordinary course of business or otherwise, a Shareholder or any other Person which, directly or indirectly, controls, is controlled by or is under common control with the Company.

3.18 Bank Accounts. Schedule 3.18 attached hereto contains a complete list of each bank, financial institution and brokerage company in which the Company has an account, together with the type of account and the names of all persons authorized to draw thereon or have access thereto.

3.19 No Pending Transactions. Except for this Agreement, neither the Company nor either Shareholder is a party to or is bound by any agreement, undertaking or commitment: (a) to merge or consolidate the Company with, or to have the Company acquire all or substantially all of the properties and assets of, any other Person; (b) to sell, lease or exchange all or substantially all of the Company’s properties and assets to any other Person; (c) to sell or exchange all or substantially all of the capital stock of the Company to any other Person; or (d) to reorganize the Company.

3.20 Indebtedness; Investments.

(a) Except as disclosed in Schedule 3.20 attached hereto, the Company does not have any Indebtedness.

(b) Except as disclosed in Schedule 3.20, the Company does not own, or have any right or obligation to acquire, any Investment.

3.21 Product Warranties. Disclosed on Schedule 3.21 to this Agreement is a true and accurate list of all of the forms of product warranty or guaranty now in effect or outstanding with respect to products sold or leased by the Company and all of the forms of product warranty or guaranty which have been issued by the Company during the past three years.

3.22 Warranty Claims and Customer Complaints. Except as set forth on Schedule 3.22, there are no existing or, to the Knowledge of each Shareholder, threatened claims or customer complaints against the Company (i) for or related to any alleged defective product or (ii) for or related to any product which alleges failure to meet any service or product warranties of the Company or any applicable standard or specification of any contract or purchase order for such product or any applicable foreign, federal, state or local Law, in either case which involve costs to the Company in excess of $5,000 or which in the aggregate for all claims and customer complaints against the Company exceed $25,000. Schedule 3.22 accurately describes all such claims or customer complaints (exceeding the dollar thresholds set forth in the previous sentence) received by the Company during the past two years, including, with respect to each such claim or customer complaint, a description of (i) the nature of the claim or customer complaint and (ii) the date of the claim or customer complaint.

3.23 Employees.

(a) The Company is in compliance with all applicable Laws respecting labor and employment, applicant and employee background checking, immigration, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no outstanding claims against the Company for any payment to any trust or other fund or to any governmental entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees other than routine payments to be made in the ordinary course. Except as set forth on Schedule 3.23, there are no pending claims against the Company under any workers compensation plan or policy or for long term disability. Except as set forth on Schedule 3.23, there is not currently, and there has not been in the past three years, any legal proceeding against the Company based on actual or alleged wrongful termination, unlawful or unfair dismissal, or race, age, sex, disability or other harassment or discrimination. Except as set forth on Schedule 3.23, to the Knowledge of each Shareholder, there are not currently, and there have not been in the past three years, any activities or proceedings of any labor union to organize any employees of the Company. Except as set forth on Schedule 3.23, none of the managers or corporate staff departments’ heads of the Company have given written notice to the Company within the past six months that any such employee intends to terminate his or her employment with the Company.

(b) Schedule 3.23 contains a complete and accurate list of the following information for each employee of the Company, including each employee on leave of absence or layoff status: name; job title; and the current and the prior year’s compensation or remuneration (including any bonus). Except as set forth on Schedule 3.23, the Company has not made any promises for the payment of any bonuses, backpay or other remuneration to any employees, contractors or other Persons in any way related to the transactions contemplated by this Agreement.

(c) The Company is not a party to, and is not negotiating, any collective bargaining or other labor union contract or employment agreements with its employees or with any organization representing any of its employees, and is not bound by any other agreement with a labor organization; the Company does not have any agreements, arrangements or commitments that contain any severance or termination pay or liabilities or obligations for any bonus, deferred compensation, pension, profit sharing or retirement arrangement with any employee or former employee, and the Company is not presently paying any pension, deferred compensation or retirement allowance to any former employee.

3.24 Benefit Plans.

(a) Each of the Existing Plans is listed on Schedule 3.24 hereto, and except for such Existing Plans, the Company does not maintain any Benefit Plan. The Shareholder has delivered to Purchaser true and correct copies of each of the Existing Plans for which written documentation exists, together with copies of any summary plan or similar description thereof and the most recent actuarial reports, reviewed financial statements and Form 5500 and schedules, if any, with respect thereto. Each of the Existing Plans is in compliance in all respects with applicable Law, including without limitation, the Code and ERISA, and any Benefit Plan terminated by the Company during the five-year period ending with the date of this Agreement was in compliance with such Law and was terminated in compliance with such Law. All of the Existing Plans which are intended to meet the requirements of Section 301(a) of the Code have been determined by the Internal Revenue Service to be “qualified” within the meaning of Section 301(a) of the Code or timely application has been made therefor, and there are no facts Known to either Shareholder which would adversely affect the qualified status of such Existing Plans. The Company is not in default in any respect in performing its obligations under any of the Existing Plans, and all contributions, payments, liabilities or obligations under any Existing Plans that are required to have been paid on or before the date hereof have been paid or that are required to have been accrued on the date hereof on the books of account of the Company by GAAP applied consistently with the past practice of the Company for year-end financial statements have been so accrued.

(b) With respect to each Existing Plan, all reports required under ERISA or any other applicable Law or regulation to be filed by or on behalf of such Plan with the relevant governmental authority the failure of which to file could reasonably result in liability to the Company have been duly filed and all such reports are true and correct as of the date given.

(c) Neither the Company nor any of its ERISA Affiliates nor any Existing Plan has engaged in a “prohibited transaction” (as such term is defined in Section 3975 of the Code and Sections 306 and 308 of ERISA), which would subject the Company (after giving effect to any exemption) or any Existing Plan to the tax or penalty on prohibited transactions imposed by Section 3975 of the Code, Section 502 of ERISA or any other liability.

(d) No Existing Plan has been terminated, nor has any “accumulated funding deficiency” (as defined in Section 312(a) of the Code) been incurred (without regard to any waiver granted under Section 312 of the Code), and no funding waiver from the Internal Revenue Service has been received or requested with respect to any Existing Plan and neither the Company nor any of its ERISA Affiliates failed to make any contributions or to pay any amounts due and owing as required by Section 312 of the Code, Section 302 of ERISA or the terms of any Existing Plan prior to the due date of such contribution under Section 312 of the Code or Section 302 of ERISA, nor has there been any reportable event or any event requiring disclosure under Section 3031(c)(3)(C), 3063(a) or 3068(f) of ERISA with respect to any Existing Plan.

(e) The value of the assets of each Existing Plan which is a “defined benefit” plan (as defined in Section 3(35) of ERISA) equaled or exceeded the present value of the “benefit liabilities” (as defined in Section 3001(a)(16) of ERISA) of each such plan as of the end of the preceding plan year, using the plan’s actuarial assumptions as in effect for such plan year.

(f) There are no claims (other than claims for benefits in the normal course), actions or lawsuits asserted or instituted against, and there are no pending or to the Knowledge of each Shareholder threatened litigation or claims against, the assets of any Existing Plan or against any fiduciary of such Existing Plan with respect to the operation of such Existing Plan, which, if adversely determined, could have an adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Company.

(g) Except as specified otherwise in Schedule 3.24 attached to this Agreement, each of the Existing Plans can be terminated by the Company within a period of 30 days following the Closing Date without payment of any additional compensation or amount or the additional vesting or acceleration of any benefits under any of such plans, and none of the transactions contemplated by this Agreement shall result in the acceleration of any payments under any Existing Plan.

(h) Neither the Company nor any of its ERISA Affiliates has incurred (a) any liability to the PBGC (other than routine claims and premium payments), (b) any withdrawal liability (and no event has occurred which, with the giving of notice under Section 3219 of ERISA, would result in such liability) under Section 3201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Section 3203 or 3205 of ERISA) from a multiemployer plan described in Section 3(37) of ERISA or (c) any liability under ERISA Section 3062 to the PBGC, or to a trustee appointed under Section 3032 of ERISA.

(i) Neither the Company nor any of its ERISA Affiliates nor any organization to which the Company or any of its ERISA Affiliates is a successor or parent corporation (as described in Section 3069(a) of ERISA) has engaged in a transaction described in Section 3069 of ERISA.

(j) The Company does not maintain and has not established any “welfare benefit plan” (within the meaning of Section 3(1) of ERISA), other than those listed on Schedule 3.24 to this Agreement, which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the regulations thereunder.

(k) The Company and each of its ERISA Affiliates maintaining a “welfare benefit plan” (within the meaning Section 3(1) of ERISA) has complied with all applicable notice and continuation coverage requirements of COBRA and the regulations thereunder such that there would not result any tax, penalty or liability to the Company.

(l) Neither the Company nor any of its ERISA Affiliates has any liability as a successor of any other organization to any Benefit Plan (or beneficiary, sponsor, trustee or fiduciary of such plan) pursuant to successor liability rules of Title IV of ERISA or federal common law. (m) Except as set forth in

3.25 Multi-Employer Plans. Neither the Company nor any of its ERISA Affiliates contributes, is required to contribute or since inception has contributed, to any multiemployer plan within the meaning of Section 3(37) of ERISA.

3.26 Benefit Claims. No person has asserted any claim under which the Company has any liability under any Benefit Plan maintained by the Company or to which the Company is a party, or under any worker’s compensation or similar Law, which is not fully covered by insurance maintained with unaffiliated, financially sound, reputable insurers or, if not insured, for which an adequate reserve is not reflected on the Financial Statements.

3.27 Absence of Certain Changes.

(a) Except as otherwise set forth in Schedule 3.27(a) hereto and excluding any event or circumstance generally affecting the industries in which the Company operates without specifically affecting the Company, to the Knowledge of each Shareholder, since March 15, 2021, there has not been:

(i) any event, circumstance or change that had or is reasonably likely to have a Material Adverse Effect;

(ii) any damage, destruction or loss (whether or not covered by insurance) that had or is reasonably likely to have a Material Adverse Effect; or

(iii) any adverse change in the Company’s sales patterns, relationships with dealers or agents, pricing policies (to customers), accounts receivable, required reserves, risk fees, accounts payable, prospects or backlog that had or is reasonably likely to have a Material Adverse Effect.

(b) Except as otherwise set forth in Schedule 3.27(b) hereto or as otherwise contemplated by this Agreement, since December 31, 2020, the Company has not done any of the following:

(i) merged into or with or consolidated with, or acquired the business or assets of, any Person;

(ii) purchased any securities of any Person;

(iii) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

(iv) made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, offset or other reduction in Tax liability, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment or took or omitted to take any other action related to Taxes;

(v) entered into, amended or terminated any material Contract;

(vi) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (A) in the ordinary course of business, or (B) pursuant to any Contract specified in Schedule 3.13(a);

(vii) settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii) incurred or approved, or entered into any Contract to make, any expenditures in excess of $25,000 (other than those arising in the ordinary course of business or those required pursuant to any Contract specified in Schedule 3.13(a));

(ix) maintained its books of account other than in the usual, regular and ordinary manner and on a basis consistent with prior periods (including with respect to accruals) or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP (including with respect to accruals);

(x) made any material change, whether written or oral, to any Contract with any of the supplier or customer of the Company who accounted for more than 2% of the Company’s purchases or sales, determined by reference to the Company’s fiscal year ended December 31, 2019;

(xi) adopted any Plan or Benefit Program or Agreement, or granted any increase in, or made any change to, the compensation payable or to become payable to directors, officers or employees other than in the ordinary course of business;

(xii) suffered any extraordinary losses or waived any rights of material value;

(xiii) made any payment to any Affiliate (other than with respect to any employment arrangement with any such Affiliate) or forgiven any indebtedness for borrowed money due or owing from any Affiliate to the Company;

(xiv) (A) provided discounts on pricing or receivables other than in the ordinary course, (B)  modified the accounting for or funding of reserves or (C) changed in any material respect the Company’s practices in connection with the marketing, performance or pricing of its products or services;

(xv) engaged in any one or more activities or transactions with an Affiliate outside the ordinary course of business;

(xvi) declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(xvii) amended the Articles of Incorporation or By-Laws of the Company;

(xviii) issued any shares of capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock or other securities; or

(xix) committed to do any of the foregoing.

3.28 Broker’s and Finder’s Fees. No broker, finder, agent, representative or similar intermediary has acted as a broker for or on behalf of the the Company or either Shareholder in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to a brokerage commission, finder’s fee, advisory fee or other like payment (each, a “Broker’s Fee”) in connection herewith, based on any agreement or understanding with the Company or either Shareholder or any action taken by the Company or either Shareholder. Any such Broker’s Fee based on any agreement or understanding with the Company or either Shareholder or any action taken by the Company or either Shareholder which may be due in connection with the purchase and sale contemplated by this Agreement will be borne by each Shareholder.

3.29 Own Account. Each Shareholder acknowledges that the Purchaser Shares are being acquired solely for each Shareholder’s own account and not as a nominee for any other party, for investment, not with a view toward distribution or resale, and each Shareholder agrees that such Shareholder will not offer, sell, or otherwise dispose of the Purchaser Shares except under circumstances that will not result in a violation of the Securities Act or any state or foreign securities laws.

3.30 Securities Laws. Subject to Section 5.1 and 5.2, each Shareholder understands and acknowledges that the Purchaser Shares to be issued to each Shareholder hereunder are not registered under the Securities Act of 1933 or qualified under applicable state securities laws on the ground that the issuance contemplated will be exempt from the registration and qualification requirements thereof, and that the Purchaser’s reliance on such exemption is predicated on the each of the Shareholder’s representations set forth herein. The Purchaser Shares shall bear a restricted legend that such shares are subject to this Agreement, have not been registered, and are restricted securities as defined in Rule 144 under the Securities Act, in addition to any other legend required under applicable securities laws.

3.31 Disclosure. No representation or warranty by each of the Shareholders in this Agreement, and no statement, certificate or schedule furnished or to be furnished by or on behalf of the Company or by either Shareholder pursuant to this Agreement, or any document or certificate delivered to Purchaser pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to the Shareholders, that the following representations and warranties are true and correct in all material respects on the date hereof and will be true and correct in all material respects on and as of the Closing Date:

4.1 Authority. Purchaser has full power and authority to enter into this Agreement. Purchaser and its members, officers and directors have taken all action necessary to authorize the execution, delivery and performance of this Agreement, the completion of the transactions contemplated hereby and the execution and delivery of any and all instruments necessary or appropriate to effectuate fully the terms and conditions of this Agreement. This Agreement has been properly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery thereof by the Shareholders) constitutes the valid and legally binding obligation of Purchaser, and is enforceable against Purchaser in accordance with its terms.

4.2 No Conflict. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation, termination or modification of, or conflict with, the articles of organization, certificate of incorporation or by-laws of Purchaser or any of the contracts or other instruments to which Purchaser is a party, or of any judgment, decree or order applicable to Purchaser.

4.3 Broker’s and Finder’s Fees. No broker, finder, agent, representative or similar intermediary has acted as a broker for or on behalf of the Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to a Broker’s Fee in connection herewith, based on any agreement or understanding with Purchaser or any action taken by Purchaser. Any such Broker’s Fee based on any agreement or understanding with Purchaser or any action taken by Purchaser which may be due in connection with the purchase and sale contemplated by this Agreement will be borne by the Purchaser who has entered into the agreement to pay.

4.4 Litigation. There are no Claims pending or, to the knowledge of Purchaser, threatened against Purchaser which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Purchaser from complying with the terms and provisions of this Agreement.

4.5 Limitation on Warranties. Purchaser has no knowledge that (a) any of the representations and warranties of Shareholder in this Agreement and the Schedules are not true and correct in all material respects or (b) there are any material errors in, or material omissions from, the Schedules.

5.	OTHER AGREEMENTS.

5.1 Registration of Registrable Shares. The Purchaser will prepare and file a Registration Statement, with the Securities and Exchange Commission (the “Commission”), on Form S-1, within thirty (30) days after the Closing, covering the resale of all Registrable Shares set forth in Section 2.1. The Company shall use reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act as soon as possible but, shall use its reasonable best efforts to keep the Registration Statement continuously effective during the entire Effectiveness Period. “Effectiveness Period" for the purposes of any Registration Statement required to be filed pursuant to this Agreement, means the period commencing on the Effective Date of such Registration Statement and ending on the earliest to occur of (a) the date that all of the Registrable Shares covered by such Registration Statement have been publicly sold by the Shareholders of the Registrable Shares included therein, or (b) such time as all of the Registrable Shares covered by such Registration Statement may be freely distributed, sold or otherwise disposed of by the Shareholders without registration under the Securities Act pursuant to Rule 144 (or any similar provision then in force) promulgated under the Securities Act, as determined by counsel to the Purchaser pursuant to a written opinion letter to such effect, addressed and acceptable to the Purchaser's transfer agent and the affected Shareholders. The Purchaser shall bear all fees and expenses attendant to the registration of the Registrable Shares pursuant to this Section 5.1.

5.2 Piggy-Back Registration. For a period of no more than 1 year from the Closing, Purchaser agrees to include the Piggy-Back Shares as part of Registration Statement on Form S-1 for other securities filed by the Purchaser to raise funds, provided, however, that if, solely in connection with any primary underwritten public offering for the account of the Purchaser, the managing underwriter(s) thereof shall, in its reasonable discretion, impose a limitation on the number of Purchaser Shares which may be included in the Registration Statement because, in such underwriter's judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Company shall be obligated to include in such Registration Statement only such limited portion of the Purchaser Shares as the underwriter shall reasonably permit.

5.3 Rule 144 Opinion. Notwithstanding the above, at such time as any of the Purchaser Shares which are not covered by an effective Registration Statements, may (i) be sold without registration under the Securities Act pursuant to Rule 144 (or any similar provision then in force), or (ii) are eligible to have the restrictive legend removed, the Purchaser agrees to provide, at the Purchasers costs, at the request of such Shareholder, such legal opinion, as may be required by the Purchaser’s transfer agent, or such broker dealer of the Shareholder.

5.4 Bonus Payment. The Purchaser agrees that in the event that the Company generates more than $6,000,000 of gross revenues that is actually received by the Company during the fiscal year ending December 31, 2021, Purchaser shall pay to the Shareholders proportionally based on the shareholders’ respective percentages set forth in Recital B, an amount equal to ten percent (10%) of the amount of gross revenue in excess of $6,000,000.

6.	INDEMNIFICATION AND SURVIVAL.

6.1 Indemnification by the Shareholder. Subject to the other provisions of this Section 6, for a period of one (1) year after the Closing (the "Indemnification Period"), each Shareholder, severally and not jointly, hereby covenants and agrees to indemnify and hold harmless the Purchaser and its respective successors and assigns, at all times from and after the date of Closing, against and in respect of any and all demands, Claims, causes of action, administrative orders and notices, losses, costs, fines, liabilities, penalties, interest, damages and expenses (including, without limitation, reasonable attorney fees and expenses) (“Losses”), resulting from, in connection with or arising out of:

(a) any misrepresentation, breach of warranty or breach or non-fulfillment of any agreement or covenant on the part of the Shareholder under this Agreement, or from any inaccuracy or misrepresentation in or omission from any certificate or other instrument or document furnished or to be furnished by or on behalf of the Shareholder at Closing;

(b) all Claims, assessments, judgments, costs, reasonable attorneys’ fees and expenses of any nature incident to any of the matters indemnified against pursuant to this Section 6.1, including, without limitation, all such costs and expenses incurred in the defense thereof or in the enforcement of any rights of the Purchaser hereunder.

6.2 Indemnification by Purchaser. The Purchaser hereby covenants and agrees to indemnify and hold harmless the Shareholder and their respective successors and assigns, at all times from and after the date of Closing against and in respect of any and all Losses resulting from, in connection with or arising out of:

(a) any misrepresentation, breach of warranty or breach or non-fulfillment of any agreement or covenant on the part of the Purchaser under this Agreement or from any inaccuracy or misrepresentation in or omission from any certificate or other instrument or document furnished or to be furnished by or on behalf of Purchaser at Closing;

(b) all Claims, assessments, judgments, costs, reasonable attorneys’ fees and expenses of any nature incident to any of the matters indemnified against pursuant to this Section 6.2, including, without limitation, all such costs and expenses incurred in the defense thereof or in the enforcement of any rights of the Shareholder hereunder; and/or

(c) the operation or ownership of the Acquired Business after the Closing, except to the extent the Purchaser is indemnified pursuant to Section 6.1 hereof.

6.3 Notice and Defense.

(a) If at any time a party entitled to indemnification hereunder (the “Indemnitee”) shall receive notice from any third party of any asserted Loss claimed to give rise to indemnification hereunder, the Indemnitee shall promptly give notice thereof (“Claims Notice”) to the party obligated to provide indemnification (the “Indemnitor”) of such Loss. The Claims Notice shall set forth a brief description of the Loss, in reasonable detail, and, if known or reasonably estimable, the amount of the Loss that has been or may be suffered by the Indemnitee. The failure of the Indemnitee to give a Claims Notice promptly shall not waive or otherwise affect the Indemnitor’s obligations with respect thereto, except to the extent that the Indemnitor is prejudiced as a result of such failure (or to the extent the associated claim is barred by another provision hereof regarding any survival period). All indemnity claims by the Indemnitee shall be bona fide. Any claim for indemnification with respect to any of such matters which is not asserted by a notice given as herein provided specifically identifying the particular breach underlying such claim and the reasonable detail of facts and Losses relating thereto within the specified periods of survival may not be pursued until and unless properly made, and if regarding a representation or warranty, within the applicable survival period as set forth in Section 6.1. Thereafter, the Indemnitor shall have, at its election, the right to compromise or defend any such matter at the Indemnitor’s sole cost and expense through counsel chosen by the Indemnitor and approved by the Indemnitee (which approval shall not unreasonably be withheld); provided, however, that (i) Indemnitor provides evidence reasonably satisfactory to Indemnitee that Indemnitor has the financial wherewithal to satisfy and discharge the Loss in full, and (ii) any such compromise or defense shall be conducted in a manner which is reasonable and not contrary to the Indemnitee’s interests, and the Indemnitee shall in all events have a right to veto any such compromise or defense which is unreasonable or which would jeopardize in any material respect any assets or business of the Indemnitee or any of its affiliates or increase the potential liability of, or create a new liability for, the Indemnitee or any of its affiliates and, provided further that the Indemnitor shall in all events indemnify the Indemnitee and its affiliates against any damage resulting from the manner in which such matter is compromised or defended, including any failure to pay any such claim while such litigation is pending. Notwithstanding the foregoing, if the Indemnitor receives a firm offer to settle a third-party Claim, and the Indemnitor desires to accept such offer, the Indemnitor will give written notice to the Indemnitee to that effect. In the event that the Indemnitor does so undertake to compromise and defend a claim, the Indemnitor shall notify the Indemnitee of its intention to do so. Each party agrees in all cases to use commercially reasonable efforts to cooperate with the defending party and its counsel in the compromise of or defending of any such liabilities or claims. In addition, the nondefending party shall at all times be entitled to monitor such defense through the appointment, at its own cost and expense, of advisory counsel of its own choosing.

(b) In the event any Indemnitee should have an indemnity claim against any Indemnitor hereunder which does not involve a third-party Claim, the Indemnitee shall transmit to the Indemnitor a Claims Notice. The Indemnitor shall have fifteen (15) business days after receipt of any such Claims Notice in which to object in writing to the claim or claims made by Indemnitee in such Claims Notice, which written objection (the “Objection Notice”) shall state, in reasonable detail, the basis for Indemnitor’s objection. In the event that Indemnitor does deliver an Objection Notice with respect to any claim or claims made in any Claims Notice, the Indemnitor and the Indemnitee shall, within the fifteen (15) day period beginning as of the date of the receipt by Indemnitee of the Objection Notice, attempt in good faith to agree upon the proper resolutions of each of such claims. If the parties should so agree, a written memorandum setting forth such agreement shall be prepared and signed by both parties. If no agreement can be reached after good faith negotiations within such 15-day negotiating period (or such extended period as the Indemnitor and the Indemnitee shall mutually agree upon in writing), the parties may pursue their remedies at law (subject to the terms and conditions of this Agreement).

6.4 Indemnification Limits and Restrictions.

(a) De Minimis. No indemnification shall be payable by the Shareholders with respect to any indemnity claim under clause (i) of Section 6 with respect to any individual Loss (or series of related Losses arising out of the same or substantially similar circumstances) which is (or, for such a series, are in the aggregate) less than Twenty Thousand Dollars ($20,000.00) (the “De Minimis Amount”); provided, however, that, in each case subject to the other terms of this Section 6, if such Loss (or Losses) exceeds the De Minimis Amount, then all of such indemnification shall be payable for the entire amount of such Loss (or Losses), including the portion that is less than the De Minimis Amount, provided that the aggregate amount of all claims for Losses that are indemnifiable by the Shareholders, shall not exceed the Indemnification Cap (as the defined and calculated below), as of the date of an indemnifiable claim.

(b) For the purpose of this Section 6, the Indemnification Cap at the closing shall be equal to (i) the number of Purchaser Shares, as adjusted pursuant to Section 2.2, issued and delivered to the Shareholders at closing, divided by (ii) $2.79 per share. The Indemnification Cap shall be proportionally reduced and burn off at the rate 1/6 per month over the last 6 month period of the Indemnification Period. Assuming the issuance of 2,000,000 shares of COMS, and a Closing on March 31, 2021, the Indemnification Cap, as adjusted would be as follows:

Date Commencing	Indemnification Cap
At 3/31/21 Closing	$5,580,000
11/1/2021 to 11/30/2021	$4,650,000
12/1/2021 to 12/31/2021	$3,720,000
1/1/2022 to 1/31/2022	$2,790,000
2/1/2022 to 2/28/2022	$1,860,000
3/1/2022 to 3/31/2022	$930,000
After 3/31/2022	$-

(c) Any indemnification payable by the Shareholders hereunder may be paid and satisfied by the Shareholder tendering and delivering such number of Purchaser Shares equal to the quotient obtained by dividing (i) the amount of such indemnification payable by (ii) the then current closing price of the Purchaser’s shares as reported on the NASDAQ, as of the date such indemnification is deemed payable, but in no event less than $2.79 per share.

(d) Notwithstanding anything in this Agreement to the contrary, Losses shall not include (i) consequential, special or punitive damages or (ii) fees and expenses of more than one counsel with respect to any indemnified claim or claims arising out of the same general allegations or circumstances unless counsel to the Indemnitee has provided a written opinion to the Indemnitor stating that legal conflict of interest requires that the Indemnitor have separate counsel.

(e) If the amount of Losses, at any time subsequent to the making of an indemnification payment therefor, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case, which is actually received by the Indemnitee, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnitor, net of any costs or expenses incurred in connection with collecting such amount; provided, however, that the foregoing shall not (i) require an Indemnitee Party to proceed or seek action or recovery from any such third party as a requirement hereunder or as a condition to seeking or recovering indemnification from any Indemnitee hereunder, or (ii) be construed or interpreted as a guaranty of any level or amount of insurance recovery with respect to any Losses hereunder or as a requirement to maintain any insurance or to make any claim for insurance or under any indemnity, contribution or similar agreement as a condition to any indemnification hereunder.

6.5 Subrogation. After any indemnification payment is made to Purchaser pursuant to this Section 6, Shareholder shall, to the extent of such payment and to the extent permitted by applicable law and applicable contracts, be subrogated to all rights (if any) of the Purchaser against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, Purchaser shall execute, upon the written request of the Indemnitor, any instrument reasonably necessary to evidence such subrogation rights.

6.6 Survival. All representations and warranties of Shareholder, Company and Purchaser under this Agreement will survive the Closing until, and will expire at 5:00 p.m., Eastern time, that date which is twelve (12) months from the Closing Date (the “Survival Date”); provided, however, that the Purchaser’s rights to bring a claim under Section 6.1(a) shall survive indefinitely with respect to the representations and warranties contained in Sections 3.1(a) “Ownership”, Section 3.1(b) “Authority”, Section 3.2 “Corporate Matters”, and Section 3.3 “Authority and Validity”. All covenants requiring performance prior to Closing shall expire on the Closing Date and all covenants requiring performance by any party after the Closing shall survive the Closing in accordance with their terms and claims for breach therefor may be made at any time until the expiration of the statute of limitations applicable to such claims. If a Claim Notice is delivered before the expiration of the applicable survival period, the matters that are the subject of such Claim Notice shall survive until such indemnity claim is finally resolved. Any Claim Notice resulting from any alleged breach or inaccuracy of any representation or warranty herein must be asserted in writing which contains specific facts, allegations and amounts sought by an Indemnitee to the Indemnitor prior to the Survival Date.

6.7 Exclusive Remedy. The indemnification given by the parties under this Agreement shall be the parties’ sole and exclusive remedy, each against the other, with respect to all matters of any kind or nature whatsoever respecting this Agreement and the transactions hereunder.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDERS.

The obligations of the each Shareholder under this Agreement a are subject to the fulfillment (or, at the option of each Shareholder, the waiver) at or prior to the Closing Date of each of the following conditions:

7.1 Delivery of the Purchaser Shares and Purchaser Deliveries. The Purchaser shall have issued and delivered the Purchaser Shares and all documents and instruments as set forth in Section 2.4 of this Agreement.

7.2 Accuracy of Representations and Warranties. Each of the representations and warranties of the Purchaser contained herein and in any other agreements or instruments provided for herein shall have been true and correct in all material respects on the date hereof. Purchaser shall deliver to Shareholder a certificate to such effect at the Closing as to the representations and warranties of the Purchaser.

7.3 No Action or Proceeding. No claim, action, suit, investigation or other court proceeding shall be pending or threatened before any court or governmental agency which presents a risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

7.4 Consents and Actions; Contracts. All requisite regulatory and/or other consents and approvals of third parties, including but not limited to those set forth on Schedule 3.1(c) or Schedule 3.13, attached hereto, shall have been obtained and completed.

7.5 Other Evidence. The Purchaser shall have furnished to Shareholder such further certificates and documents evidencing its due action in accordance with this Agreement as Shareholder shall reasonably request.

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

The obligations of Purchaser to proceed to Closing under this Agreement are subject to the fulfillment (or, at the option of Purchaser, the waiver) at or prior to the Closing Date of each of the following conditions:

8.1 Delivery of Company Shares and Shareholder Deliveries. The Shareholders shall have delivered the certificates, and documents and instruments as set forth in Section 2.5 of this Agreement.

8.2 Accuracy of Representations and Warranties. Each of the representations and warranties of the Shareholder contained herein and in any other agreements or instruments provided for herein shall have been true and correct in all material respects on the date hereof. Shareholder shall deliver to Purchaser a certificate to such effect at the Closing as to the representations and warranties of the Shareholder.

8.3 No Action or Proceeding. No claim, action, suit, investigation or other court proceeding shall be pending or threatened before any court or governmental agency which presents a risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

8.4 Consents and Actions; Contracts. All requisite regulatory and/or other consents and approvals of third parties, including but not limited to those set forth on Schedule 3.13 attached hereto, shall have been obtained and completed. The Shareholder shall have provided Purchaser with evidence satisfactory to Purchaser in its reasonable discretion that (i) there are no applicable rights of first refusal, rights of first negotiation, rights of first offer or similar rights of any kind that would require Shareholder to provide any third party with notice, an opportunity to discuss, consent, negotiate or to engage in any of the transactions contemplated hereby prior to consummation by Shareholder; or (ii) that any and all such rights have been waived by the party possessing such rights.

8.5 Resignations.  Resignations of all directors and officers of the Company.

8.6 Other Evidence. The Shareholder shall have furnished to Purchaser such further certificates and documents evidencing her due action in accordance with this Agreement as Purchaser shall reasonably request.

9.	MISCELLANEOUS.

9.1 Expenses. Each party to this Agreement shall pay all of its own closing costs and other expenses relating hereto, including fees and disbursements of its counsel and accountants, whether or not the transactions contemplated hereby are consummated.

9.2 Notices. All notices and other communications hereunder or in connection herewith shall be in writing and delivered as follows:

If to the Purchaser, to:

COMSovereign Holding Corp.

5000 Quorum Drive, Suite 400

Dallas, TX 75254

Attention: Daniel Hodges

Email: DHodges@COMSovereign.com

with a copy to:

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Attention: Eric M. Hellige

Email: ehellige@pryorcashman.com

If to the Shareholders, to:

 Industrial Security Alliance Partners, Inc.

10350 Science Center Drive

Bldg. G14-Suite 100

San Diego, CA 92121

Attn: Brian Kelly

Email: bmk@isapusa.com

Halls of Valhalla, LLC

10655 Park Run Drive, Suite 130

Las Vegas, NV 89144

Attn: David A. Sundling, Jr.

Email: sundlingc@gmail.com

If to the Company, to:

Chachas Laws Group P.C.

11682 El Camino Real, Suite 110

San Diego, CA 92130

Attn: George Chachas

Email: gchachas@chachaslaw.com

Except as otherwise specifically provided herein, all notices, requests, instructions and demands which may be given by any party hereto to any other party in the course of the transactions herein contemplated shall be in writing and shall be served by expedited overnight commercial carrier. Service of such notices, demands and requests shall be presumed to have occurred on the date that is one (1) day after the date upon which the item was delivered to the expedited overnight commercial carrier, provided the item was properly addressed, all postage and shipping charges were prepaid by the sender and the commercial carrier issued a dated receipt to the sender acknowledging the commercial carrier’s receipt of the item. All such notices, demands and requests shall be addressed as set forth above. Any party may change the address at which it is to receive notice by like written notice to all other parties hereunder.

9.3 Entire Agreement. This Agreement (including the exhibits hereto and the lists, schedules and documents delivered pursuant hereto, which are a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transactions contemplated by this Agreement. This Agreement supersedes any and all prior understandings, written or oral, between the parties, and this Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the amendment, modification, waiver, discharge or termination is sought.

9.4 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction illegal, void or unenforceable, the other provisions shall not be effected, but shall remain in full force and effect.

9.5 Modification and Amendment. This Agreement may not be modified or amended except by an instrument in writing duly executed by the parties hereto, and no waiver of compliance of any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto seeking to be charged with such waiver or consent.

9.6 Time of the Essence. Time is of the essence in every provision of this Agreement where time is a factor.

9.7 Governing Law; Jurisdiction; Exclusive Venue.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada exclusive of the choice of law rules thereof.

(b) Exclusive Venue. The parties hereto agree that exclusive venue for any litigation, action or proceeding arising from or relating to this Agreement shall lie in the Nevada Supreme Court, or, if federal diversity jurisdiction then exists, in the United States District Court for the District of Nevada and each of the parties hereto expressly waives any right to contest such venue for any reason whatsoever.

(c) Waiver of Trial By Jury. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION, ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT.

9.8 Specific Performance. The parties hereto recognize that if the Shareholders or the Purchaser, do not perform under the provisions of this Agreement or any other agreements or instruments provided for in this Agreement, then monetary damages alone would not be adequate to compensate the Purchaser or Shareholders for their injury. The Purchaser and each Shareholder shall therefore be entitled, in addition to any remedies that may be available at law or in equity including, without limitation, monetary damages, to obtain specific performance of the obligations of the Shareholders or Purchaser as applicable. If any action is brought by the Purchaser or a Shareholder, to specifically enforce this Agreement or any other agreements or instruments provided for herein, the Shareholders and the Purchaser shall waive the defense that there is an adequate remedy at law.

9.9 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legatees, beneficiaries, personal representatives and other legal representatives and assigns, as the case may be. This Agreement may not be assigned by any party hereto without the prior written consent of each other party hereto; provided, however, that each party may assign its rights and obligations hereunder to any affiliate of such party.

9.10 Enumerations and Headings. The enumerations and headings contained in this Agreement are for convenience of reference only and shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision or the scope or intent of this Agreement, or in any way effect this Agreement.

9.11 Counterparts. This Agreement may be signed in two or more counterparts, all of which taken together shall be deemed to constitute one original Agreement. This Agreement may be executed by delivery of a facsimile or .pdf copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile or .pdf copy of a signature page to this Agreement, such party shall deliver an originally executed signature page at any time thereafter upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile or .pdf, which has and shall continue to have the same force and effect as the originally executed signature page.

9.12 Disclosure. The parties hereto will consult with each other and reach mutual agreement before issuing any press release or otherwise making any statement or disclosure, oral or written, with respect to this Agreement or the transactions contemplated hereby; provided, however, that each party will be permitted to make, without the agreement of the other, such disclosures to the public or to governmental entities as that party’s counsel reasonably deems necessary to maintain compliance with applicable laws. Except as provided above, the existence and/or contents of this Agreement shall not be disclosed by the Shareholder without the Purchaser’s prior written consent.

9.13 Confidentiality. Except as required by law or to carry out the transactions contemplated by this Agreement (the “Transactions”), neither the Shareholder nor the Purchaser, nor the employees, attorneys, accountants and other agents and representatives of any of the foregoing (collectively, “Representatives”) will disclose or use any Confidential Information (as defined below), whether already furnished or to be furnished in the future to any party hereto or their Representatives in any manner other than in connection with the evaluation and negotiation of the transactions proposed in this Agreement once executed and delivered; except to the extent that disclosure is required by law. For purposes of this Agreement, “Confidential Information” means the existence and terms of this Agreement and any information regarding Purchaser, Shareholder, their affiliates or the Transactions. Confidential Information does not include information that a party to this Agreement can demonstrate (i) is generally available to or known by the public other than as a result of improper disclosure; (ii) is obtained by the disclosing party from a source other than the other party or its Representatives; or (iii) was in the possession of the other party prior to the date hereof other than as a result of improper disclosure and was obtained other than in connection with consideration of the transactions set forth in this Agreement, provided that such source was not bound by a duty of confidentiality with respect to such information. Upon the written request of any party, the other party will promptly return any Confidential Information in its possession or in the possession of its Representatives.

9.14 Rules of Usage. In this Agreement, unless a clear intention appears otherwise: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (f) ”hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision hereof; (g) ”including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (h) ”or” is used in the inclusive sense of “and/or”; (i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, schedules or amendments thereto; and (k) section references shall be deemed to refer to all subsections thereof, unless otherwise expressly indicated.

9.15 Release.  In consideration of the issuance and deliver of the Purchaser Shares and the consummation of the transactions contemplated hereby, effective on the Closing Date, each Shareholder hereby irrevocably and unconditionally, fully and forever acquits, releases and discharges and agrees to hold harmless the Company and the Purchaser, their respective Affiliates, and their respective stockholders, members, managers, officers, directors, employees, agents, representatives, successors and assigns from any and all present claims, actions, causes of action, suits, charges, complaints, promises, damages, judgments, liabilities or obligations of any kind whatsoever in law or in equity which each Shareholder and their Affiliates, heirs, beneficiaries, successors and assigns in any capacity can, shall or may have against the Company or its Affiliates, with respect to the Company’s ownership or use of its Properties or operation of the Acquired Business prior to the Closing; provided, however, that this release does not release the Purchaser or the Company from any obligation to the Shareholders (i) under this Agreement or (ii) relating to any rights to exculpation, indemnification and/or the advancement of expenses under this Agreement or any Company governing documents, or pursuant to any contract, applicable law or otherwise, for claims arising prior to the Closing Date, and such rights to exculpation, indemnification and/or advancement of expenses shall continue in full force and effect and shall be enforceable against the Company and the Purchaser (the “Corporate Indemnification Rights”), provided that such Corporate Indemnification Rights shall not apply to, and no such exculpation, indemnification or advancement of expenses shall apply to, any claim brought by the Purchaser or the Company under this Agreement.

10.	POST CLOSING AGREEMENTS

10.1 Certain Financial Statement Matters. The following provisions shall govern the allocation of responsibility as between Purchaser and Company, on the one hand, and the Shareholders, on the other hand, related to the Company’s Financial Statement Matters, including but not limited to accounting practices, Audits and accounting reviews following the Closing:

(a) the Shareholders’ final date of operations of the Company for Financial Statement Matters, pursuant to this Agreement shall be March 31, 2021 and Purchaser’s first day of operations of the Company for Financial Statement matters, pursuant to this Agreement shall be April 1, 2021.

(b) the Shareholders’ (at their cost and expense) shall prepare and file, or cause to be prepared and filed, all Financial Statement accounting reviews for the Company for all periods beginning January 1, 2021 and ending on March 31, 2021 and deliverable on the Closing Date.

10.2 Further Accommodations. In case at any time after the Closing any further action is necessary, appropriate or convenient to carry out the purposes of this Agreement, each of the Parties will take such further action as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

10.3 Certain Tax Matters. The following provisions shall govern the allocation of responsibility as between Purchaser and Company, on the one hand, and Shareholder, on the other hand, for certain tax matters following the Closing.

(a) Income Tax Returns. The Shareholders (at their cost and expense) shall prepare and file, or cause to be prepared and filed, all Income Tax Returns for the Company for all periods beginning January 1, 2020 and ending on December 31, 2020 which are to be filed by the Closing Date, or otherwise in a timely manner by April 15, 2021. The Shareholders will continue to follow the historic tax accounting methods and practices of the Company with respect to all such Income Tax Returns, except to the extent otherwise required by applicable Law (unless such change is required as a result of Purchaser’s actions or elections). The Shareholders shall permit Purchaser to review and comment on each such Income Tax Return and other material Tax Return described in the preceding sentence prior to filing. The Shareholders shall make changes, reasonably requested by the Purchaser, to such Income Tax Returns to the extent such changes are consistent with the Company’s past Tax practice and permitted by applicable Law.

(b) Amendments of Tax Returns. Except as otherwise required under applicable Tax Law, permitted in this Section 10.3 or in settlement of a Tax Proceeding, Purchaser shall not file, nor cause to be filed, any amended Tax Return relating to the 2020 fiscal year tax period without the written consent of the Shareholders, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) Cooperation on Tax Matters. The Shareholders and Purchaser shall (i) each provide the other, and Purchaser shall cause Company to provide each Shareholder with such assistance as may reasonably be requested by any of them or their professional advisors in connection with the preparation of any Income Tax Return or the audit or other examination by any taxing authority, or judicial or administrative proceedings, relating to liability for Income Taxes for which the Shareholders may possibly be responsible under this Agreement, (ii) each retain and provide the other, and Purchaser shall cause Company to retain and provide Shareholders, with any records or other information in the possession of such Party or its professional advisors or other representative(s) which may be relevant to such Income Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Income Tax Return of Company for any period ending on or prior to the Closing Date. Without limiting the generality of the foregoing, Purchaser shall retain, and shall cause Company to retain, and the Shareholders shall retain until the applicable statutes of limitations (including any extensions) have expired, copies of all Income Tax Returns, supporting work schedules and other records or information (to the extent such items are the possession of such Party or its professional advisors or other representative(s)) which may be relevant to such Income Tax Returns for all tax periods or portions thereof ending on, before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Share Exchange Agreement under seal on the date first above written.

PURCHASER:

COMSOVEREIGN HOLDING CORP.

By:	/s/ Daniel L. Hodges
	Name:	Daniel L. Hodges
	Title:	CEO

COMPANY:

RVISION, INC.

By:	/s/ Brian M. Kelly
	Name:	Brian M. Kelly
	Title:	President

SHAREHOLDERS:

INDUSTRIAL SECURITY ALLIANCE PARTNERS, INC.

By:	/s/ Brian M. Kelly
	Name:	Brian M. Kelly
	Title:	President

HALLS OF VALHALLA, LLC

By:	/s/ David A. Sundling, Jr.
	Name:	David A. Sundling, Jr.
	Title:	President